SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported)	October 10, 2001

eFunds Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30791 (Commission File Number)	39-1506286 (I.R.S. Employer Identification No.)

7272 E. Indian School Road, Scottsdale, Arizona, Suite 420           85251

(Address of principal executive offices)           (Zip Code)

Registrant’s telephone number, including area code	(602) 659-2135

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

         On October 10, 2001 (the “Closing Date”) the registrant acquired (the “Acquisition”) the remaining equity interests (the “Interests”) in Access Cash International L.L.C., a Delaware limited liability company (“ACI”), from ATM Holding, Inc., a Minnesota corporation. ACI is the second largest independent provider of automated teller machine (ATM) services in the United States, with approximately 8,400 owned or managed ATMs. ACI provides turnkey ATM deployment solutions, including ATM sales and management activities, as well as branding and advertising services. The registrant intends to continue to use ACI’s assets for these purposes.

         The total purchase price (the “Purchase Price”) for the Interests was $43,858,468, of which approximately $39,550,000 was paid in cash on or prior to the Closing Date. Payment of the balance of the Purchase Price (approximately $4,308,000) is subject to the satisfaction of certain post-closing conditions. The Purchase Price was determined by negotiation between the parties and was paid using the available cash reserves of the registrant.

         In March 2000, the registrant paid cash of $20.0 million for an approximate 24% interest in ACI. Following the Acquisition of the Interests, the registrant owns 100% of the outstanding equity interests in ACI.

         The registrant had previously agreed to make up to $35 million of cash available for supplying ATMs managed by ACI and had supplied $21.7 million of vault cash for this purpose as of June 30, 2001. The registrant also agreed to guarantee up to $CDN 3.0 million face value of equipment leases for Canadian customers of ACI and had indicated that, subject to the mutual agreement of the parties upon definitive terms and conditions, it would be willing to work towards an arrangement under which the registrant would loan ACI up to $12.0 million to enable it to undertake mutually agreed-upon acquisitions. No payments were made pursuant to this loan and guarantee agreement.

         In September 2000, the registrant entered into an ATM deployment and management agreement with ACI under which the registrant received fees paid by customers utilizing ATMs deployed by it and interchange fees from their banks. ACI managed this network of ATMs in exchange for a management fee determined by reference to the number of ATMs deployed. In June 2001, the registrant and ACI amended the ATM deployment and management agreement such that the registrant also managed ACI’s sales of ATM devices and customer maintenance and received the ongoing revenues from these activities. In return, the registrant paid ACI a fixed monthly fee. ACI also paid a one-time fee to the registrant as part of a settlement of certain disputes that had arisen under the deployment agreement.

Item 7. Financial Statements and Exhibits

         (a)  Financial Statements of businesses acquired

The financial statements of ACI for the periods specified in §10.3-05(b), together with an accountant’s report, will be filed by amendment to this Current Report on Form 8-K within 60 days.

         (b)  Pro forma financial information

The pro forma financial information related to the Acquisition required pursuant to Article II of Regulation S-X will be filed by amendment to this Report on Form 8-K within 60 days.

         (c)  Exhibits

The following exhibits are filed as part of this Report:

Exhibit No.	Description	Method of Filing

2.1	Interest Purchase Agreement, dated as of August 31, 2001, by and between eFunds Corporation and ATM Holding, Inc.	Filed herewith

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFUNDS CORPORATION

October 25, 2001 (Date)	/s/ John A. Blanchard III By: John A. Blanchard III Chairman and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description	Page No.

2.1	Interest Purchase Agreement, dated as of August 31, 2001, by and between eFunds Corporation and ATM Holding, Inc.

5